EXHIBIT 10.65
March 2, 2023

Billal Hammoud
2101 City West Boulevard
Houston, Texas 77042

Re:    Offer Letter

Dear Billal:

I am pleased to confirm our offer to you to become President and Chief Executive Officer, Honeywell Building Technologies (Executive Band), based in Atlanta, Georgia, reporting directly to me. The effective date of your promotion will be April 1, 2023 (“Effective Date”), subject to the terms and conditions of this offer letter. In this position, you will become an Executive Officer of Honeywell.

In connection with your new role, you will be entitled to the following compensation1 and benefits package:

COMPENSATION

Base Salary: If approved, your annual base salary will be increased to $650,000 retroactively to the Effective Date. Base salary reviews occur annually and any adjustments are generally at the end of the first quarter of the calendar year. Adjustments are based on your performance and other relevant factors. You will next be eligible for a base salary review in March of 2022.

Annual Incentive Compensation: If approved, your target incentive compensation opportunity will be 100% of your annual cash base salary earnings during the year. For 2023, your incentive compensation award will be prorated based on the number of days your target incentive was 65%, and the number of days your target incentive will be 100%. Incentive compensation awards are paid in the first quarter of the following year.

Annual Long-Term Incentive Awards: If approved, beginning in 2023, you will be eligible for annual long-term incentive (“LTI”) awards with a target grant date value of $1,520,000. Your LTI awards shall consist of stock options, restricted stock units, performance stock units or cash-based awards, or some combination thereof, as determined by the Company in its discretion. The actual size and mix of your annual LTI awards will be determined by the MDCC based on your performance and future career potential with Honeywell.  The terms of all LTI awards are governed by the terms of the applicable stock plan and the relevant award agreements.
1 As a corporate officer of Honeywell, your compensation must be officially approved by the Management Development and Compensation Committee of the Company’s Board of Directors (“MDCC”). It is expected that your compensation package will be retroactively approved at the next regularly scheduled meeting of the MDCC, which is expected to be on or about April 24, 2023.

Moreover, Honeywell and the MDCC reserve the right to modify the design or mix of the LTI award program in the future.

OTHER EXECUTIVE BENEFITS

You will also be entitled to the following Executive Benefits:

•Excess Liability Insurance: Honeywell will pay the annual premium for an Excess Liability Insurance policy that provides $20,000,000 of personal liability umbrella coverage per occurrence.

•Executive Severance: The Officer Severance Plan currently provides for 12 months of base salary continuation and target bonus if your employment is involuntary terminated for a reason other than Cause (as defined in the severance plan document in effect when you terminate employment). You will be required to execute a release of claims against Honeywell and its affiliates and related parties and you may be required to agree to certain non-solicitation, non-disclosure and non-competition covenants as a condition of receiving executive severance benefits. For additional information, please consult the actual plan document.

STOCK OWNERSHIP GUIDELINES FOR HONEYWELL OFFICERS

As an Executive Officer of the Corporation, you will be required to hold Honeywell shares in accordance with the Corporation’s Stock Ownership Guidelines, as amended from time to time. A copy of the Stock Ownership Guidelines will be separately provided to you.

RELOCATION

A condition of the offer is that you relocate to the Atlanta, Georgia area.  You will be eligible for relocation assistance in accordance with the Company’s Executive Level relocation guidelines.  If you fail to so relocate within a reasonable period of time, you agree that you will be (i) treated as a voluntary quit for all purposes, including but not limited to this Offer Letter, Honeywell’s relocation policy, severance benefits and equity awards, and (ii) separated from the Company. You will be contacted by a representative from our relocation vendor after you return your signed offer letter to initiate the relocation process.

INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENTS

As a condition of this employment offer, you are required to execute (i) Honeywell’s “Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information” (“IP Agreement”), and (ii) the “Honeywell International Inc. Noncompete Agreement for Select Management Employees” (“Noncompete Agreement”), both of which are attached hereto.

ACCEPTANCE OF OFFER

Please indicate your acceptance of this offer by signing this offer letter, as well as the IP Agreement and Noncompete Agreement, and returning them to Karen Mattimore.

Honeywell has a long and distinguished history. But, more importantly, we are a company with a terrific future and a great place to work. Our performance culture drives growth for us and competitive advantage for our customers. We hire the best people; give them every possible opportunity to learn, grow, and develop; and reward them for their contributions. We offer career paths that span product lines, job types, businesses, and countries.

Billal, we are excited to be extending this offer to you and look forward to working with you in your expanded role. Your experience and background are an asset to our Company.

If you have any questions or need any further information about our offer, please contact me directly.

Congratulations,

Vimal Kapur
President & Chief Operating Officer
Honeywell International Inc.

Read and Accepted:

/s/Billal Hammoud             March 2, 2023
BILLAL HAMMOUD (E323384)                    Date

All businesses experience changing conditions.  Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Honeywell will be on an "at will" basis.  This means that there is no guarantee of employment for any specific period, and either you or Honeywell may terminate your employment at any time.

The descriptions of benefits and perquisites described in this offer letter are for general information purposes only and are not intended to modify any plan document, summary plan description (“SPD”) or prospectus. For a complete description of any benefit or perquisite, you may request a copy of the applicable plan document, SPD or prospectus. The Company reserves the right to modify, amend or terminate any benefit plan or perquisite in its sole and absolute discretion.